Exhibit 99.1

FOR IMMEDIATE RELEASE: JANUARY 28, 2004

LEGGETT REPORTS FOURTH QUARTER EPS OF $.30 ON

STRONG SALES GROWTH

Carthage, MO, January 28 —

•	Record fourth quarter sales of $1.14 billion, a 12.7% increase over 4Q 2002.

•	Organic sales grew 8.7%, the strongest quarterly increase in nearly a decade.

•	Fourth quarter EPS of $.30, a 20% improvement from 4Q 2002.

•	Full year 2003 EPS of $1.05, a decline from 2002 due to commodity costs and currency rates.

•	Record full year revenues of $4.39 billion, an increase of 2.7% from 2002.

•	At year end, $444 million of cash on hand; net debt-to-cap at 23%.

•	2004 guidance: EPS of $1.15-$1.35, up 10%-29%, on 3%-8% organic sales growth.

•	Q1 2004 guidance: EPS of $.26-$.31.

Fortune 500 diversified manufacturer Leggett & Platt reported fourth quarter earnings of $.30 per diluted share, exceeding guidance the company issued on October 15. Per share earnings increased 20%, or $.05, from the $.25 attained last year in the fourth quarter. Higher sales generated significant earnings increases, but a weaker dollar offset part of the gain.

Record fourth quarter sales of $1.14 billion were 12.7% higher than in the fourth quarter 2002. Same location sales increased 8.7%, the strongest quarterly organic sales increase since 1994.

For the full year 2003, sales improved 2.7% to a record $4.39 billion, with the increase coming in approximately equal shares from organic growth and acquisitions. Per share earnings declined 10%, from $1.17 in 2002 to $1.05 in 2003. Earnings for 2003, which benefited from higher sales and lower restructuring costs, were reduced about 25 cents per share due to sharply higher energy and steel costs, a weaker U.S. dollar, and inventory write-downs.

Management Comments

Felix E. Wright, Chairman and CEO said, “We saw very positive trends, in almost all of our businesses, at year end. Fourth quarter earnings per share were up 20%, and organic sales growth was strong – in all five segments – contributing to record fourth quarter revenues.

“Over the course of the full year, Leggett made much progress. Operationally, we successfully started up our steel rod mill, added five manufacturing facilities in Asia, and completed the fourth largest acquisition in our history. We generated almost $400 million in cash from operations, reduced net debt, and trimmed shares outstanding. Dividends increased for the 32nd consecutive year.

“We are optimistic about 2004. Externally, the economy and our markets seem headed in the right direction. Consumer sentiment is improving, interest rates and inflation remain low, and manufacturing activity is increasing. Internally, we are gaining ground in key areas. In

October we began implementing price increases aimed at recovering significantly higher steel costs. We also initiated a tactical plan to improve the performance of our Fixture and Display businesses.

“Longer term, the outlook for Leggett remains bright. We plan to extend our enviable 36-year history of 15% average growth, unsurpassed dividend record, and reputation for high quality earnings. We have a superior operating team in place, an extremely strong financial position, and many opportunities.”

Acquisitions and Divestitures

During the quarter the company acquired seven firms that will add about $65 million to annual sales. For the year, Leggett completed 15 acquisitions that should add about $200 million to annual revenue. The company also divested two operations, with annual revenue of $23 million.

2004 Outlook

Earnings growth in 2004 will be heavily influenced by three factors: the amount of organic sales growth, the degree of success in recovering escalating steel costs, and the extent of improvement in the Fixture and Display operations. For planning purposes, the company is assuming 2004 sales growth (excluding acquisitions) between 3% and 8% for the full year.

Leggett purchases about 1.2 million tons of steel annually, accounting for approximately 15% of the company’s cost of goods sold. Scrap steel prices have increased 100%, or about $100 per ton, since last summer. Though Leggett typically tries to shield its customers from cost increases by enhancing efficiency, the company cannot offset increases of this magnitude. Most steel vendors have rescinded previous contracts, and moved to 30-day pricing. Thus, the company is reluctantly compelled to pass along price increases to its customers.

A modest EBIT improvement is expected from operating initiatives in the Fixture and Display businesses; the company will be better able to quantify this improvement later in the year. Incorporating all these factors, the company’s earnings guidance for full year 2004 is $1.15-$1.35 per share.

For the first quarter, Leggett anticipates approximately 10% higher sales than in the first quarter of last year (and roughly equivalent to 4Q 2003 sales). The company does not expect fourth quarter’s one-cent EPS benefit from realization of foreign tax credit carryforwards to recur in the first quarter. Based on these assumptions, the company expects earnings of $.26-$.31 per share for the first quarter.

Management will discuss these results in a conference call at 8:00 a.m. Central (9am Eastern) on January 29. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (303) 262-2075; there is no passcode. First quarter results will be released after the market closes on April 21, 2004, with a conference call the next morning.

SEGMENT RESULTS – Fourth Quarter 2003 (versus 4Q 2002)

Residential Furnishings – Total sales increased $53 million, or 10.2%. Same location sales increased 7.9%, and were augmented by acquisitions. EBIT (earnings before interest and income taxes) increased $8.5 million, or 17%, with gains from higher sales modestly offset by the impact of a weaker U.S. dollar.

Commercial Fixturing and Components – Total sales increased $53 million, or 27.5%. Acquisitions contributed about 60% of the sales increase; the remainder came from the

10.6% increase in same location sales. EBIT decreased $0.4 million, as currency rates, operational inefficiency, and other small factors offset the income increase that resulted from higher same location sales.

Aluminum Products – Total sales increased $10 million, or 9.8%. Same location sales increased 11.0%, but were slightly offset by recent divestitures. EBIT increased $0.3 million, with gains from higher sales offset by a change in product mix.

Industrial Materials – Total sales increased $4 million, or 2.9%, with divestitures partially offsetting a 5.7% increase in same location sales. Higher sales, lower restructuring costs, and absence of last year’s rod mill start up costs contributed to an EBIT improvement of $5.6 million.

Specialized Products – Total sales increased $14 million, or 12.4%. Same location sales increased 11.4%, in response to higher demand in both the automotive and machinery businesses. EBIT increased $3.0 million, with sales-related gains partially offset by the effect of currency rates.

SEGMENT RESULTS – Full Year 2003 (versus 2002)

Residential Furnishings – Total sales increased $55 million, or 2.5%, and incorporate a 1.4% increase in same location sales. EBIT decreased 6%, or $14 million. Sales-related income increases were offset by the impact of currency rates, higher steel and energy costs, and unabsorbed overhead from lower production rates (primarily in the U.S. spring operations during the first half of the year).

Commercial Fixturing and Components – Total sales increased $66 million, or 7.4%, with acquisitions accounting for all of the increase. Same location sales declined 0.4%. EBIT decreased $22 million, or 45%, primarily due to inventory write-downs, the impact of currency rates, higher steel costs, operational inefficiency and price competition.

Aluminum Products – Total sales decreased $21 million, or 4.2%. Same location sales increased 2.5% for the year, but were more than offset by three divestitures. There were no acquisitions during the year. EBIT increased 14%, or $4 million. The earnings gain primarily reflects higher same location sales. Non-recurrence of last year’s restructuring charges improved EBIT, but this was offset by changes in product mix.

Industrial Materials – Total sales decreased $32 million, or 5.3%, largely from a 5.1% decline in same location sales. Sales declined, in large part, from weak demand for wire from bedding manufacturers during the first half of the year. EBIT declined 26%, or $13 million, due to lower sales and higher steel and energy costs.

Specialized Products – Total sales increased $47 million, or 11.6%, mainly from a 10.7% increase in same location sales. EBIT increased $1 million, or 3%, as gains from higher sales were offset by the impact of a weaker dollar, changes in product mix, and other factors.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 120-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in 18 countries. Leggett possesses the best Fortune 500 dividend growth record (84-fold growth via 32 consecutive annual increases at 15% CAGR), has grown sales and earnings at a 15% annual average since going public in 1967, consistently posts top quartile performance among the Fortune 500, and sets a high standard for financial transparency and quality of earnings (including overfunded aggregate pension plans, and expensing of stock options).

Leggett & Platt is North America’s leading independent manufacturer of the following: a) retail store fixtures and point of purchase displays; b) components for residential furniture and bedding; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; and g) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

LEGGETT & PLATT				January 28, 2004

RESULTS OF OPERATIONS

	FOURTH QUARTER			YEAR TO DATE
(in millions, except per share data.)	2003	2002	Change	2003	2002	Change
Net sales	$1,141.2	$1,012.6	12.7%	$4,388.2	$4,271.8	2.7%
Cost of goods sold	929.3	830.4		3,616.5	3,450.1

Gross profit	211.9	182.2		771.7	821.7
Selling & administrative expenses	109.4	94.7	16%	409.9	394.2	4%
Other deductions, net of income	4.2	2.9		6.5	26.9

Earnings before interest and taxes	98.3	84.6	16%	355.3	400.6	(11)%
Interest expense	12.2	10.2		46.9	42.1
Interest income	1.9	1.3		6.7	5.0

Earnings before income taxes	88.0	75.7		315.1	363.5
Income taxes	29.0	26.8		109.2	130.4

Net earnings	$59.0	$48.9	21%	$205.9	$233.1	(12)%

Earnings per share
Basic	$0.30	$0.25		$1.05	$1.17
Diluted	$0.30	$0.25	20%	$1.05	$1.17	(10)%
Average shares outstanding
Basic	196.0	198.1		196.5	199.0
Diluted	196.5	198.5		197.0	199.8

CASH FLOW

	FOURTH QUARTER			YEAR TO DATE
(in millions.)	2003	2002	Change	2003	2002	Change
Net Earnings	$59.0	$48.9		$205.9	$233.1
Depreciation and Amortization	44.9	42.6		167.0	164.6
Working Capital decrease (increase)	7.8	22.3		(0.8)	32.4
Other operating activity	17.6	10.7		23.2	25.8

Net Cash from Operating Activity	$129.3	$124.5	4%	$395.3	$455.9	(13)%
Additions to PP&E	(40.8)	(40.6)	0%	(136.6)	(124.0)	10%
Purchase of companies, net of cash	(57.4)	(1.1)		(120.4)	(45.6)
Additions (payments) to Debt, net	(30.1)	(7.0)		211.4	(95.0)
Dividends paid	(26.9)	(25.4)		(102.7)	(96.3)
Repurchase of Common Stock, net	(5.6)	(19.1)		(79.0)	(80.5)
Other	2.8	5.1		50.9	23.3

Increase (Decr.) in Cash & Equiv.	$(28.7)	$36.4		$218.9	$37.8

FINANCIAL POSITION
	December 31
(in millions.)	2003	2002	Change
Cash and equivalents	$443.9	$225.0
Receivables	680.7	569.0	20%
Inventories	628.3	625.7	0%
Other current assets	66.5	68.3

Total current assets	1,819.4	1,488.0
Net fixed assets	967.1	960.7	1%
Other assets	1,103.2	1,052.4	5%

TOTAL ASSETS	$3,889.7	$3,501.1

Trade accounts payable	$195.2	$181.9	7%
Current debt maturities	119.4	127.7
Other current liabilities	311.3	288.4	8%

Total current liabilities	625.9	598.0	5%
Long term debt	1,012.2	808.6	25%
Deferred taxes and other liabilities	137.6	117.6
Shareholders’ equity *	2,114.0	1,976.9	7%

Total Capitalization	3,263.8	2,903.1

TOTAL LIABILITIES & EQUITY	$3,889.7	$3,501.1

Modified Working Capital / Sales **	19.0%	19.6%
Net Debt to Net Capital ***	23.4%	25.4%

*	In accordance with Financial Accounting Standard No. 130, comprehensive earnings would have been $279.3 and $249.9 for the twelve months ending December 31, 2003 and 2002, respectively.
**	Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.
***	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods. Prior to 2Q 2002 current debt maturities were essentially zero, and prior to 3Q 2001 cash balances were much smaller.

LEGGETT & PLATT				January 28, 2004

SEGMENT RESULTS

	FOURTH QUARTER			YEAR TO DATE
(in millions.)	2003	2002	Change	2003	2002	Change
External Sales
Residential Furnishings	$570.5	$516.8	10.4%	$2,209.0	$2,151.4	2.7%
Commercial Fixturing & Components	245.8	192.1	28.0%	957.8	892.6	7.3%
Aluminum Products	112.0	101.8	10.0%	453.5	472.7	(4.1)%
Industrial Materials	99.6	102.4	(2.7)%	369.2	395.6	(6.7)%
Specialized Products	113.3	99.5	13.9%	398.7	359.5	10.9%

Total	$1,141.2	$1,012.6	12.7%	$4,388.2	$4,271.8	2.7%

Inter-Segment Sales
Residential Furnishings	$2.5	$3.0		$10.4	$13.5
Commercial Fixturing & Components	1.4	1.8		7.2	6.0
Aluminum Products	3.7	3.6		13.2	14.6
Industrial Materials	53.1	46.0		209.6	215.6
Specialized Products	13.0	12.9		55.9	47.7

Total	$73.7	$67.3		$296.3	$297.4

Total Sales
Residential Furnishings	$573.0	$519.8	10.2%	$2,219.4	$2,164.9	2.5%
Commercial Fixturing & Components	247.2	193.9	27.5%	965.0	898.6	7.4%
Aluminum Products	115.7	105.4	9.8%	466.7	487.3	(4.2)%
Industrial Materials	152.7	148.4	2.9%	578.8	611.2	(5.3)%
Specialized Products	126.3	112.4	12.4%	454.6	407.2	11.6%

Total	$1,214.9	$1,079.9	12.5%	$4,684.5	$4,569.2	2.5%

EBIT
Residential Furnishings	$58.8	$50.3	17%	$211.5	$225.8	(6)%
Commercial Fixturing & Components	4.4	4.8	(8)%	26.8	48.4	(45)%
Aluminum Products	8.6	8.3	4%	35.6	31.3	14%
Industrial Materials	12.2	6.6	85%	37.7	51.0	(26)%
Specialized Products	14.2	11.2	27%	49.3	48.0	3%
Intersegment eliminations	(0.2)	(0.4)		(3.8)	(0.7)
Change in LIFO reserve	0.3	3.8		(1.8)	(3.2)

Total	$98.3	$84.6	16%	$355.3	$400.6	(11)%

			Basis Pts			Basis Pts
EBIT Margin *
Residential Furnishings	10.3%	9.7%	60	9.5%	10.4%	(90)
Commercial Fixturing & Components	1.8%	2.5%	(70)	2.8%	5.4%	(260)
Aluminum Products	7.4%	7.9%	(50)	7.6%	6.4%	120
Industrial Materials	8.0%	4.4%	360	6.5%	8.3%	(180)
Specialized Products	11.2%	10.0%	120	10.8%	11.8%	(100)

Overall	8.6%	8.4%	20	8.1%	9.4%	(130)

*	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

LAST SIX QUARTERS

	2002		2003
	3Q	4Q	1Q	2Q	3Q	4Q
Selected Figures
Trade Sales ($ million)	1,121	1,013	1,038	1,053	1,157	1,141
Same Location Sales Growth (vs. prior year)	2.6%	3.2%	1.5%	(5.0)%	0.5%	8.7%

EBIT ($ million)	100.3	84.6	85.1	82.4	89.5	98.3
EBIT Margin	8.9%	8.4%	8.2%	7.8%	7.7%	8.6%

Net Earnings ($ million)	57.7	48.9	49.4	46.7	50.8	59.0
Net Margin	5.1%	4.8%	4.8%	4.4%	4.4%	5.2%

EPS (diluted)	$0.29	$0.25	$0.25	$0.24	$0.26	$0.30

Cash from Operations ($ million)	140	125	36	87	143	129
Debt to Total Cap (net of cash & curr. debt)	26%	25%	25%	25%	24%	23%

	3Q	4Q	1Q	2Q	3Q	4Q
Same Location Sales (vs. prior year)
Residential Furnishings	2.5%	2.4%	(1.4)%	(4.3)%	3.7%	7.9%
Commercial Fixturing & Components	(3.8)%	(2.3)%	0.3%	(6.4)%	(3.7)%	10.6%
Aluminum Products	8.1%	20.3%	8.0%	(7.7)%	0.2%	11.0%
Industrial Materials	6.0%	(3.1)%	(2.7)%	(14.5)%	(8.1)%	5.7%
Specialized Products	12.0%	9.4%	20.8%	7.3%	5.1%	11.4%